Exhibit 16.1

January 6, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Heliogen, Inc. (formerly Athena Technology Acquisition Corp.) under Item 4.01 of its Form 8-K dated January 6, 2022.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Heliogen, Inc. (formerly Athena Technology Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp